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                                                                     Exhibit 5.1


              [Letterhead of Davies Ward Phillips & Vineberg LLP]


                                          July 10, 2002

American Oriental Bioengineering, Inc.
No. 12 Jiance Road, Nangang District
Harbin, China 15008

Ladies and Gentlemen:

      We have acted as counsel to American Oriental Bioengineering, Inc. (the "Corporation") in connection with the filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") with respect to an aggregate of 1,200,000 Common Shares of the Corporation to be issued in connection with three Consulting Agreements.

      We have examined the articles and bylaws of the Corporation and such other corporate records and proceedings and other materials as we have deemed appropriate and necessary to enable us to give the opinion hereinafter expressed.

      In expressing the opinion set forth below, we assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies thereof and the authenticity of the originals of such documents.

      Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly created and when issued pursuant to the terms of the Consulting Agreements, will be validly issued and outstanding as fully paid and non-assessable shares.

      We hereby consent to the filing of this letter as an exhibit to the Registration Statement.

                                    Yours truly,

                                    /s/   Davies Ward Phillips & Vineberg LLP
                                    -----------------------------------------
                                          Davies Ward Phillips & Vineberg LLP